ROYAL GRIP, INC. AND SUBSIDIARY

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                       Three Months Ended                      Nine Months Ended
                                                          September 30,                          September 30,
                                                 -------------------------------         -------------------------------
                                                     1996               1995                1996                1995
                                                     ----               ----                ----                ----
Net income (loss)                                 $     6,366        $   (39,495)        $(1,138,164)        $  (906,234)
                                                  ===========        ===========         ===========         ===========

Weighted Average Shares:
    Common shares outstanding                       2,734,678          2,734,678           2,734,678           2,734,678
    Common equivalent shares issuable upon
        exercise of employee stock options               --                 --                  --                  --
                                                  -----------        -----------         -----------         -----------

Shares used in net income (loss) per share          2,734,678          2,734,678           2,734,678           2,734,678
                                                  ===========        ===========         ===========         ===========

Net income (loss) per share                       $      0.00        $     (0.01)        $     (0.42)        $     (0.33)
                                                  ===========        ===========         ===========         ===========

                                   EXHIBIT 11
                                       16